SUBORDINATED DEBT OFFERING INVESTOR PRESENTATION Working with Marketing on new style & color scheme throughout JUNE 2021

Certain Important Information Securities Legend This Subordinated Debt Offering Investor Presentation is confidential and does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of Nicolet Bankshares, Inc., or any of its affiliates or subsidiaries (collectively, “Nicolet” or the “Company”). The information in this presentation may not be reproduced or redistributed, passed on or divulged, directly or indirectly, to any other person and is subject to a letter agreement regarding confidentiality between KBW and the original recipient of this presentation. The Company reserves the right to request the return of this presentation at any time. This presentation is for informational purposes only and is being furnished on a confidential basis to a limited number of institutional accredited investors and qualified institutional buyers. Any such offering may be made only by a purchase agreement and the information contained herein will be superseded in its entirety by such purchase agreement. This Subordinated Debt Offering Investor Presentation does not contain all of the information you should consider before investing in securities of the Company and should not be construed as investment, legal, regulatory or tax advice. Each potential investor should review the purchase agreement, make such investigations as it deems necessary to arrive at an independent evaluation of an investment in the securities mentioned in this presentation and should consult its own legal counsel and financial, accounting, regulatory and tax advisors to determine the consequences of such an investment prior to making an investment decision and should not rely on any information set forth in this presentation. The securities referenced in this presentation have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold absent registration or an exemption from registration under applicable law. Such securities have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of any proposed offering of these securities or the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. The securities mentioned in this presentation are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

Certain Important Information Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995 Certain statements contained in this presentation, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the proposed mergers between the Company and Mackinac Financial Corporation (“Mackinac”) and the Company and County Bancorp, Inc. (“County”), all of which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Nicolet, Mackinac and County with the SEC, risks and uncertainties for Nicolet, Mackinac, County and the combined company that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: (1) the possibility that any of the anticipated benefits of the proposed mergers will not be realized or will not be realized within the expected time period; (2) the risk that integration operations with those of Nicolet will be materially delayed or will be more costly or difficult than expected; (3) the parties’ inability to meet expectations regarding the timing of the proposed mergers; (4) changes to tax legislation and their potential effects on the accounting for the mergers; (5) the inability to complete the proposed mergers due to the failure of a parties’ shareholders to approve a merger; (6) the failure to satisfy other conditions to completion of the proposed mergers, including receipt of required regulatory and other approvals; (7) the failure of the proposed mergers to close for any other reason; (8) diversion of management's attention from ongoing business operations and opportunities due to the proposed mergers; (9) the challenges of integrating and retaining key employees; (10) the effect of the announcement of the proposed mergers on Nicolet’s, Mackinac’s, County’s or the combined company’s respective customer and employee relationships and operating results; (11) the possibility that the proposed mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (12) dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the mergers; (13) the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Nicolet, Mackinac, County and the combined company; (14) changes in consumer demand for financial services; and (15) general competitive, economic, political and market conditions and fluctuations. Please refer to each of Nicolet’s, Mackinac’s and County’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements. All forward-looking statements included in this presentation are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Table of Contents 4 Section 1 Franchise Overview and Credit Highlights 2 Financial Highlights 3 Securities, Loan & Deposit Portfolios 4 Risk Management & Capital Position 5 Appendix

Offering Term Sheet 5 Issuer 5 Years Nicolet Bankshares, Inc. (NCBS) BBB- (Kroll Bond Rating Agency) 10 Years Fixed-to-floating Rate Subordinated Debt Due 2031 General corporate purposes, which may include funding additional loan growth, common stock repurchases or acquisitions Keefe, Bruyette & Woods, A Stifel Company Regulation D Private Placement with Registration Rights Security Offered Security Rating (1) Issuance Type Structure Call Date Term Sole Placement Agent Use of Proceeds (1) A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be evaluated independently of any other rating.

6 1 Franchise Overview & Credit Highlights

Management Presenters 7 Name Role Years with Nicolet Years Experience in Financial Services Bob Atwell (63) Founder & Executive Chairman 20 40+ Mike Daniels (56) Founder, President & CEO 20 35+ Phil Moore (60) Chief Financial Officer < 1 35+ Brad Hutjens (40) EVP, Chief Credit Officer, Compliance & Risk Manager 18 15+

2018 2019 2020 YTD 3/31 3/31 PF (1) Total Assets $3,097 $3,577 $4,552 $4,544 $7,560 Total Loans $2,166 $2,574 $2,789 $2,846 $4,915 Total Deposits $2,614 $2,954 $3,910 $3,901 $6,276 Total Equity $387 $516 $539 $550 $880 ROAA 1.38% 1.75% 1.41% 1.64% ROATCE 16.7% 18.5% 16.8% 20.0% NIM 4.04% 4.19% 3.38% 3.31% Fee Income /Total Rev. 26.4% 28.2% 33.2% 32.8% Efficiency Ratio 61.4% 59.5% 51.7% 51.8% NPA/Assets 0.19% 0.42% 0.29% 0.28% NCO/Avg. Loans 0.05% 0.02% 0.05% 0.01% Overview of Nicolet Bankshares, Inc. 8 Financial Highlights(2)Company Overview • Founded in 2000, and has quickly grown to become the second largest bank headquartered in Wisconsin(1) • Full service community bank serving Northeast and Northcentral Wisconsin, including the MSAs of Green Bay, the Fox Cities (Appleton, Neenah, Menasha, Oshkosh), and Wausau • Commercial focus with ~50% of the loan portfolio in C&I and owner- occupied CRE, all funded by a low-cost, stable core deposit franchise • Three Circle Philosophy: “We are a relationship-focused organization delivering exceptional service throughout our communities, focusing on sustained value creation for customers, employees, and shareholders.” (1) Pro Forma as of March 31, 2021, including the announced acquisition of Mackinac Financial and County Bancorp. (2) Source: S&P Global Market Intelligence / Company Reports (3) Noninterest revenue excludes asset gains (losses), net (4) Source: Company Reports; data as of March 31, 2021; CAGR does not include Pro Forma, which includes MFNC and ICBK acquisitions Primary Business Lines Commercial Banking Wealth Management Mortgage • Founded as a commercially-focused bank since 2000, offering a full suite of products and services for businesses • 36 branch locations • Entrepreneurial philosophy provides an attractive platform for talented bankers • Provides wealth and asset management services to individuals and businesses • Offered wealth services since 2002, however rapid growth came in 2016 with new hires • Total AUM (trust/RIA) of $3.6 billion(4) • $1.0 billion+ loans closed in 2020 • $1.3 mortgage servicing portfolio (4) • Unique non- commission based compensation structure allows for greater operating leverage with additional volumes History of Growth(4) (3) $0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 2 0 0 0 2 0 0 1 2 0 0 2 2 0 0 3 2 0 0 4 2 0 0 5 2 0 0 6 2 0 0 7 2 0 0 8 2 0 0 9 2 0 1 0 20 11 2 0 1 2 2 0 1 3 2 0 1 4 2 0 1 5 2 0 1 6 2 0 1 7 2 0 1 8 2 0 1 9 2 0 2 0 3 /3 1 /2 1 P ro F o rm a ($ b ill io n s) Total Assets (25.6% CAGR since inception) $7, 56 $ , $ , $ 4

Northern Wisconsin’s Leading Community Bank 9 Nicolet is Northeast and Northcentral Wisconsin’s leading community bank, operating in 12 counties through 36 branches with a “Lead Local” market share position in Brown, Door and Winnebago Counties, and a Top 5 position in six additional counties

$ 1 8 7 $ 2 8 2 $ 2 9 8 $ 3 1 7 $ 2 1 8 $ 2 1 8 33% 39% 40% 40% 27% 27% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% $0 $100 $200 $300 $400 $500 Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 31-Mar Li n e U sa ge ( % ) - lin e Li n e U sa ge ( $ M ) - b ar s Commercially-Focused Community Banking Model 10 *Excludes $186 million and $229 million of PPP loans as of December 31, 2020 and March 31, 2021, respectively Source: Company Y9C, SEC reports, and internal company reports. Excludes pending acquisitions Founded as a commercial bank, Nicolet’s focus on C&I and owner-occupied CRE lending has remained strong (approximately 50% of its portfolio since inception, excluding PPP loans) Period End Loan Trend* Loan Mix at March 31, 2021- $2.8 Billion Commercial Lines Outstanding and Usage $ 2 6 4 $ 3 0 4 $ 4 4 1 $ 4 7 2 $ 4 8 0 $ 7 8 9 $ 1 ,0 6 7 $ 1 ,1 2 6 $ 1 ,3 0 3 $ 1 ,2 7 2 $ 1 ,2 4 9 $ 2 0 9 $ 2 4 8 $ 4 0 7 $ 4 1 1 $ 3 9 7 $ 7 8 0 $ 1 ,0 2 1 $ 1 ,0 4 0 $ 1 ,2 7 1 $ 1 ,3 3 1 $ 1 ,3 6 8 $0 $250 $500 $750 $1,000 $1,250 $1,500 $1,750 $2,000 $2,250 $2,500 $2,750 ($ in m ill io n s) Commercial Loans (C&I + OOCRE) All Other Loans C&I, $728M, 26% CRE (Investment), $490M, 17% Residential RE, $603M, 21%Ag, $107M, 4% PPP, $229M, 8% Other, $168M, 6% CRE (Owner Occ), $520M, 18%

Demand 31% NOW & Other Transaction 17% Savings 15% Money Market 22% Brokered 7% Core Time 8% Strong Core Deposit Franchise 11 Demonstrated ability over time to rely on core deposits as primary funding source (increase in 2020 was largely the result of strong core deposit growth through various fiscal stimulus programs) Source: Company Y9C, SEC reports, and internal company reports. Excludes pending acquisitions Note: Customer deposit mix does not include brokered deposits Period End Total Deposits Trend Deposit Mix at March 31, 2021 - $3.9 billion Customer Deposit Mix by Type at 3/31/21 Retail, 57% Commercial, 38% Muni / Government, 4% Other, 1% $ 5 1 3 $ 5 8 3 $ 9 8 5 $ 1 ,0 2 9 $ 1 ,0 2 9 $ 1 ,9 4 8 $ 2 ,3 5 0 $ 2 ,5 3 3 $ 2 ,7 9 4 $ 3 ,5 8 6 $ 3 ,6 4 0 $ 3 9 $ 3 3 $ 5 0 $ 3 1 $ 2 8 $ 2 2 $ 1 2 1 $ 8 1 $ 1 6 0 $ 3 2 5 $ 2 6 1 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 ($ in m ill io n s) Core Deposits Non-Core Deposits

2012 2013 2014 2015 2016 2017 2018 2019 2020 Pro Forma A ss et s Experienced & Seasoned M&A Leader in the Upper Midwest 12 $1.2 B $0.7 B $1.2 B $1.2 B $2.3 B $2.9 B $3.1 B $3.6 B $4.6 B $7.5 B 2013 Mid-Wisconsin Financial Services Bank of Wausau (FDIC assisted) 2016 Baylake Corp 2017 First Menasha Bancshares 2019 Choice Bancorp 2020 Advantage Community Bancshares 2021 Mackinac Financial County Bancorp

Acquisition of Mackinac Financial (Nasdaq: MFNC) 13  Establishes Nicolet as the largest community bank in Michigan’s Upper Peninsula(1)  Builds additional scale by creating a $6.1 billion community banking franchise (#2 in Wisconsin) with an approximately $1.0 billion market capitalization(2)  Complementary loan portfolio, retail focus, backend systems, and overall like-minded commitment to serve customers, shareholders, and communities across Northern Wisconsin and Michigan  Longstanding relationships amongst executive management teams Strategic Rationale  EPS accretion over 14% in 2022  Tangible book value dilution of approximately 5%, with an earnback of 1.9 years(2)  Internal rate of return > 20%  Identified, but no modeled revenue enhancements Positive Financial Impacts  Larger geographical commercial market will provide for more lending opportunities across Northern Michigan with Nicolet’s higher lending limits  Significant opportunity to drive efficiency through additional branch rationalization of both footprints  Longer-term opportunity to expand Nicolet’s wealth management capabilities across Mackinac’s markets Revenue Opportunities & Efficiencies (1) Based on S&P Global Market Intelligence deposit market share information as of 6/30/20 for all 15 counties in the Upper Peninsula (2) Based on NCBS market capitalization as of April 9, 2021 and the value of the stock portion of the transaction

Mackinac Financial Highlights & Market Overview

Mackinac Market Overview(1)

- Creates the #1 community bank in the Upper Peninsula, as ranked by total pro forma deposits
- High quality, low cost deposit base throughout MI and WI
- Solid market positions in several commercial hubs in the UP, including Marquette, Manistique, Sault Saint Marie, and Escanaba
- Northern Lower Peninsula: Lead local community bank in Alpena (47% market share) with opportunities to grow into the dynamic Traverse City market
- Southeast Michigan: $171 million in loans adds to geographic diversity of the entire portfolio(3)

Mackinac Financial Branch Map



Upper Peninsula Deposit Market Share(1)

Rank	Institution	Branches	Deposits In Market ($M)	Market Share
1	**Nicolet (Pro Forma)**	**10**	**$597**	**11.6%**
2	Superior National Bank	10	$563	10.9%
3	Flagstar Bank, FSB	14	$463	9.0%
4	First Bank, Upper Michigan	9	$434	8.4%
5	Incredible Bank	6	$386	7.5%
6	Range Bank	8	$381	7.4%
7	First National B&T of Iron Mountain	8	$339	6.6%
8	Central Savings Bank	9	$276	5.3%
9	First National Bank of St. Ignace	7	$259	5.0%
10	Huntington National Bank	7	$231	4.5%
	All others (11)	38	$1,240	24.0%
	Total For Institutions In Market	**116**	**$5,168**	

Mackinac Summary Financials(2)

	2017	2018	2019	2020
Total Assets	$985,367	$1,318,040	$1,320,069	$1,501,730
Asset Growth	*0.2%*	*33.8%*	*0.2%*	*13.8%*
Total Net Loans	$805,999	$1,033,681	$1,053,468	$1,071,776
Loan Growth	*3.8%*	*28.2%*	*1.9%*	*1.7%*
Total Deposits	$817,998	$1,097,537	$1,075,677	$1,258,776
Deposit Growth	*-0.7%*	*34.2%*	*-2.0%*	*17.0%*
Loans / Deposits	99%	95%	98%	85%
Equity / Assets	7.55%	9.64%	10.60%	9.74%
Net Income	$5,479	$8,367	$13,850	$13,473
ROAA	0.55%	0.71%	1.04%	0.92%
ROAE	6.74%	6.94%	8.78%	8.19%
Net Interest Margin	4.23%	4.46%	4.60%	4.40%
Efficiency Ratio	70.7%	70.8%	68.2%	70.5%
NPAs/ Assets	1.15%	0.99%	1.03%	0.87%
NCOs/ Avg Loans	0.07%	0.04%	0.02%	0.04%
LLR / Loans	0.63%	0.50%	0.50%	0.54%

Nicolet BANKSHARES, INC.

(1) Source: S&P Global Market Intelligence as of June 30, 2020
(2) Source: S&P Global Market Intelligence / Company Reports
(3) Source: S&P Global Market Intelligence / Company reports; excludes PPP loans

14

Acquisition of County Bancorp, Inc. (Nasdaq: ICBK) 15  Establishes Nicolet as #1 Banking Dairy Lender in the state of Wisconsin  Creates an additional niche business line that further diversifies Nicolet’s existing loan portfolio and can be scaled and fully funded using Nicolet’s excess liquidity  Creates a $7.5 billion community banking franchise – one of the largest focused exclusively on the Upper Midwest  Enhances scale in existing markets of Green Bay and Appleton Strategic Rationale  EPS accretion in mid-single digits in 2022(1) (2)  Tangible book value dilution of approximately 1.2%, with an earnback of 1.4 years(1) (3)  Internal rate of return > 20%  Identified, but no modeled revenue enhancements (including mortgage and wealth management) Positive Financial Impacts  Ability to leverage Nicolet’s larger balance sheet and existing diversified loan portfolio to fund larger portion of agricultural lending opportunities (County currently participates a large percentage of newly originated ag credits due to funding issues)  Opportunity to bring portion of County’s $842 million ag servicing book back on balance sheet over time  Immediate ability to utilize Nicolet’s excess liquidity and cash position to reduce County’s funding costs (including $135 million(4) in callable CDs and other higher cost funding) Revenue Opportunities (1) Nicolet presented pro forma for announced acquisition of Mackinac Financial Corporation (2) Assumes 100% phase-in of cost savings (3) Crossover method (4) ICBK company reports

County Bancorp Financial Highlights & Market Overview

County Bancorp Market Overview

- #1 Banking dairy lender in the state of Wisconsin with lending relationships in 55 of the state's 72 counties
- Strong local presence in home market of Manitowoc and lead local community bank in Stevens Point MSA
- LPO locations in Eau Claire, Sheboygan, Fond du Lac, and Darlington service state-wide client footprint
- Lenders & support staff located throughout the state of Wisconsin support highly personalized customer service and understanding of localized industry trends with emphasis on the consolidating family-owned dairy sector

Manitowoc & Stevens Point MSA Deposit Market Share[1]

Manitowoc MSA

Rank	Institution	Branches	Deposits In Market ($M)	Market Share
1	Bank First Corporation	7	$692	34.5%
2	**County Bancorp Inc.**	**1**	**$644**	**32.1%**
3	Associated Banc-Corp	3	$242	12.1%
4	U.S. Bancorp	2	$119	5.9%
5	Denmark Bancshares Inc.	2	$91	4.6%
	Total For 9 Institutions In Market	**21**	**$2,004**	

Stevens Point MSA

Rank	Institution	Branches	Deposits In Market ($M)	Market Share
1	Bank of Montreal	3	$881	42.3%
2	Associated Banc-Corp	4	$218	10.5%
3	JPMorgan Chase & Co.	1	$177	8.5%
4	**County Bancorp Inc.**	**1**	**$174**	**8.4%**
5	Portage County Bancshares Inc.	4	$105	5.0%
	Total For 14 Institutions In Market	**24**	**$2,082**	

County Financial Branch Map



Eau Claire
Stevens Point
Green Bay
Appleton
Manitowoc
Fond du Lac
Sheboygan
Darlington
WI Counties with lending relationships
Full Service Branch
Loan Production Office

County Summary Financials[2]

	2018	2019	2020	2021 Q1
Total Assets	$1,521,027	$1,378,779	$1,472,358	$1,491,328
Asset Growth	*8.9%*	*-9.4%*	*6.8%*	*1.3%*
Total Net Loans	$1,193,739	$1,022,657	$1,017,453	$1,002,370
Loan Growth	*4.5%*	*-14.3%*	*-0.5%*	*-1.5%*
Total Deposits	$1,223,347	$1,101,442	$1,040,826	$1,098,528
Deposit Growth	*10.2%*	*-10.0%*	*-5.5%*	*5.5%*
Loans / Deposits	99%	94%	96%	92%
Equity / Assets	9.68%	12.14%	11.66%	11.15%
Net Income	$14,251	$16,452	$5,479	$3,928
ROAA	0.96%	1.13%	0.38%	1.06%
ROAE	9.50%	10.10%	3.22%	9.11%
Net Interest Margin	2.91%	2.93%	2.68%	2.95%
Efficiency Ratio	52.7%	56.7%	65.3%	62.4%
NPAs/ Assets	3.22%	4.23%	4.16%	3.90%
NCOs/ Avg Loans	-0.01%	0.15%	0.32%	-0.01%
LLR / Loans	1.36%	1.47%	1.43%	1.48%

(1) *Source: S&P Global Market Intelligence as of June 30, 2020*
(2) *Source: S&P Global Market Intelligence / Company Reports; 2020 financials include one-time goodwill impairment charge of $5.0 million*

Nicolet BANKSHARES, INC.
16

The Upper Midwest's Premier Community Bank

Nicolet BANKSHARES, INC. + COUNTY BANCORP, INC. Parent company of Investors Community Bank

Additional Scale. Creates the second largest bank headquartered and the #1 bank lending to the dairy industry in the state of Wisconsin

Diversification. County's ag portfolio provides additional diversification to Nicolet, comprising roughly 15% of the pro forma loan portfolio(1)

Shared Entrepreneurial Cultures. Founded three years apart in 1997 and 2000, both County and Nicolet operate with an entrepreneurial culture and are led by the original founders that have known and respected each over the last couple of decades

Complements Mackinac Transaction. County's leading market position in the dairy sector along with Nicolet's low-cost core deposit funding base will allow for the deployment of excess liquidity and be a source for future growth

Top Tier Performance. Nicolet's history of providing consistent EPS growth, strong ROAA, and top quartile ROATCE will be further enhanced by the EPS accretion expected in 2022 and beyond with County and Mackinac



Nicolet
County
Mackinac

2nd Largest
Bank headquartered in Wisconsin(2)

#1 Bank Lender
to the dairy industry in Wisconsin

#1 Market Share
in Michigan's Upper Peninsula(3)

#9 Ranked
among S&P Global's *"Best Performing Community Banks of 2020"(4)*

Nicolet BANKSHARES, INC.

(1) Nicolet pro forma with Mackinac – see page 8 for detail
(2) Based on total assets
(3) Based on S&P Global Market Intelligence deposit market share information as of 6/30/20 for all 15 counties in the Upper Peninsula
(4) S&P Global Market Intelligence - Includes banks $3 to $10 billion in total assets as of 12/31/20

17

Investment Considerations 18 • Northern Wisconsin’s (and soon to be Michigan’s Upper Peninsula’s) predominant community banking franchise • Became the second largest Wisconsin-based bank in less than 20 years(1) • Since inception, proven ability to grow both organically and through M&A • Commercially focused with a stable and low cost core deposit base • Experienced consolidator that has successfully announced, closed, and integrated almost all types of M&A transactions – A predominant breakout buyer of choice in the state of Wisconsin • Conservative Balance Sheet: Minimal credit risk in investment portfolio, core funded, loan portfolio almost entirely in market with very few participations • “Owner/Manager” philosophy drives capital management decisions:  capital and earnings accretive M&A transactions  active share repurchase program  considerate of current shareholders when raising new capital by focusing on costs and an immediate use of proceeds  Strong insider ownership (> 11%) by officers and directors(2) (1) Based on total assets (2) As of 3/31/21

19 2 Financial Highlights

$365 $387 $517 $539 $550 $884 2017 2018 2019 2020 Q1 2021 Q1'21 PF $2,471 $2,614 $2,954 $3,910 $3,901 $6,276 2017 2018 2019 2020 Q1 2021 Q1'21 PF $2,088 $2,166 $2,574 $2,789 $2,846 $4,915 2017 2018 2019 2020 Q1 2021 Q1'21 PF $2,932 $3,097 $3,577 $4,552 $4,544 $7,556 2017 2018 2019 2020 Q1 2021 Q1'21 PF Demonstrated Track Record of Consistent Growth Total Assets ($M) Total Loans ($M) Total Deposits ($M) Shareholders Equity ($M) Sources: S&P Global Market Intelligence, SEC and internal Company reports (1) Q1’21 PF financials presented pro forma for recent acquisitions of Mackinac Financial Corporation (MFNC) and County Bancorp, Inc. (ICBK) (2) Pro forma tangible shareholders equity of $527M in Q1 2021 (1) (1) (1) (1) (2) 20

Focus on Shareholder Results 21 Diluted Earnings per Share Book Value per Share *Source: Company reports; YTD period through March 31st 2021 $2.37 $3.33 $4.12 $5.52 $5.70 $1.75 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 2016 2017 2018 2019 2020 YTD 2021 $ 2 1 .9 8 $ 2 4 .0 1 $ 2 7 .6 2 $ 3 3 .0 8 $ 3 6 .3 4 $ 3 7 .6 0 $ 3 2 .2 6 $ 3 7 .0 9 $ 4 0 .7 2 $ 4 8 .7 6 $ 5 3 .8 6 $ 5 5 .0 7 $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 2016 2017 2018 2019 2020 3/31/21 Tangible Book Value per Share Book Value per Share

Industry-Leading Profitability 22 Core Return on Average Assets (%) Consensus ROAA Outlook (%) Consensus ROATCE Outlook (%) Core Return on Average TCE (%) Sources: S&P Global Market Intelligence, FactSet Research Systems, SEC and Company reports Note: Core Income excludes extraordinary items, non-recurring items and gains/losses on sale of securities (1) Consensus estimates per FactSet Research Systems; Peer group includes all major exchange-traded banks headquartered in the Midwest region with total assets between $3.0 billion and $7.5 billion; Excludes merger targets (1) (1) 1.20% 1.36% 1.65% 1.48% 1.62% 2017 2018 2019 2020 Q1 2021 16.2% 17.9% 18.7% 18.4% 20.5% 2017 2018 2019 2020 Q1 2021 1.25% 1.09% 1.37% 1.23%1.21% 1.26% 2021E 2022E Peer Median 75th Percentile (Peers) NCBS 13.0% 11.2% 13.7% 11.6% 15.7% 12.9% 2021E 2022E Peer Median 75th Percentile (Peers) NCBS

23 Net Interest Margin Cost of Funds / Deposits Yield on Loans & Interest Earning Assets • Nicolet has remained commercially focused since inception, typically leading to higher yielding loans than peers • Prior to the adoption of CECL in the 1Q’2020, the net interest margin had benefited from aggregate discount income accretion related to acquisitions, especially from credit impaired loans being worked out more favorably than initially marked. • 2020 and YTD 2021 net interest margin heavily impacted by PPP loan portfolio and higher balance of cash & equivalents (16% of assets) Combination of a low cost deposit gatherer with a commercial loan generator Sources: SEC and internal Company reports 4.01% 4.30% 4.04% 4.19% 3.38% 3.31% 2016 2017 2018 2019 2020 YTD 2021 Reported Net Interest Margin 0.56% 0.60% 0.97% 1.16% 0.75% 0.47% 0.41% 0.46% 0.82% 1.02% 0.69% 0.44% 0.31% 0.34% 0.61% 0.73% 0.48% 0.30% 2016 2017 2018 2019 2020 YTD 2021 Cost of Interest Bearing Liabilities Cost of Interest Bearing Deposits Cost of Total Deposits 5.11% 5.31% 5.37% 5.57% 4.90% 4.80% 4.44% 4.75% 4.74% 5.00% 3.90% 3.63% 2016 2017 2018 2019 2020 YTD 2021 Loan Yield Yield on Earning Assets Net Interest Margin

21% 18% 17% 14% 10% 15% 11% 14% 18% 18% 18% 15% 23% 17% 20% 16% 17% 26% 46% 23% 44% 13% 14% 13% 11% 7% 12% 7% 12% 14% 15% 14% 11% 15% 12% 20% 19% 21% 17% 11% 12% 10% $0 $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 2016 2017 2018 2019 2020 YTD 2020 YTD 2021 ($ 0 0 0 ) Trust Brokerage Mortgage Service Charges Interchange Fees All other Income Growing and Diversified Fee Income Base 24 Note: Totals may not equal 100% due to rounding. YTD through March 31, 2021 *Noninterest revenue excludes Asset gains (losses), net. All Other Income includes BOLI, income from UFS (beginning in 2016), ancillary banking fees (such as swap fees, safe deposit box fees), management advisory fees, and other miscellaneous income Noninterest Revenue* by Type $26.6M $32.6M $16.4M $10.2M $38.3M $45.5M $64.4M 21% 18% 17% 14% 10% 15% 11% 14% 18% 18% 18% 15% 23% 17% 20% 16% 17% 26% 46% 23 44% 13% 14% 13% 11% 7% 2 7% 12% 14% 15% 14% 11% 5 12 20% 19% 21% 17% 11% 12% 10% $0 $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 2016 2017 2018 2019 2020 YTD 2020 YTD 2021 ($ 0 0 0 ) Trust Brokerage Mortgage Service Charges Interchange Fees All other Income 33.2% Noninterest Revenue / Total Revenue: 28.2% 26.4% 24.8% 28.1% 24.6% 32.8%

Key Drivers to Fee Income Growth 25 • Total AUM (trust/brokerage/retirement plan services) of approximately $3.6 billion as of March 31, 2021. • Established RIA (Nicolet Advisory Services) in 4Q 2016 to house brokerage business and further enhance gross revenue after purchasing brokerage books of business (~$500M in client assets) and technology platform for advisors. • Brokerage revenue $9.8 million in 2020 – an increase of 20% over 2019. Wealth Management Home Mortgages and Secondary Market • Servicing-retained portfolio established in mid-2015. Prior to that all secondary production was sold servicing released. At March 31, 2021, servicing portfolio is roughly $1.3 billion. • Origination activity has shifted from primarily refinances in 2020 to a more even split between refinances and purchase/new construction. • Unique non-commission compensation structure for bankers / mortgage lenders allow for greater operating margins during periods of higher production. • Fifth straight year of being the #1 mortgage lender in Brown County. Sources: Company reports; Mortgage market share data provided by S&P Global Market Intelligence and includes all funded residential first & second mortgages and residential construction loans under $10 million $- $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 $18.0 2015 2016 2017 2018 2019 2020 YTD 2021 R e ve n u e s in $ M Wealth Management Revenues Trust Brokerage $151 $251 $174 $195 $336 $464 6.1% 9.0% 8.8% 10.1% 11.1% 11.8% $0 $100 $200 $300 $400 $500 $600 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 2015 2016 2017 2018 2019 2020 Fu n d e d L o an s ($ M ) (b ar ) M ar ke t Sh ar e ( lin e ) Green Bay MSA Mortgage Originations & Market Share

A History of Consistent Returns

2021 Year-to-Date



NCBS: 8%
S&P: 12%
SNL US Bank: 24%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
(5.0%)
Dec-20
Jan-21
Jan-21
Feb-21
Feb-21
Mar-21
Mar-21
Apr-21
Apr-21
May-21
May-21
Jun-21
Jun-21

Since Inception (11/1/2000)



NCBS: 618%
S&P: 197%
SNL US Bank: 53%
1000.0%
800.0%
600.0%
400.0%
200.0%
0.0%
(200.0%)
Nov-00
Nov-02
Nov-04
Nov-06
Nov-08
Nov-10
Nov-12
Nov-14
Nov-16
Nov-18
Nov-20

5-Year



NCBS: 98%
S&P: 104%
SNL US Bank: 79%
160.0%
120.0%
80.0%
40.0%
0.0%
(40.0%)
Jun-16
Oct-16
Feb-17
Jun-17
Oct-17
Feb-18
Jun-18
Oct-18
Feb-19
Jun-19
Oct-19
Feb-20
Jun-20
Oct-20
Feb-21
Jun-21

Since NASDAQ Listing (2/24/2016)



NCBS: 121%
S&P: 119%
SNL US Bank: 94%
200.0%
160.0%
120.0%
80.0%
40.0%
0.0%
(40.0%)
Feb-16
Jun-16
Oct-16
Feb-17
Jun-17
Oct-17
Feb-18
Jun-18
Oct-18
Feb-19
Jun-19
Oct-19
Feb-20
Jun-20
Oct-20
Feb-21

Source: S&P Global Market Intelligence; As of June 21, 2021

Nicolet BANKSHARES, INC.

26

Recent Updates and 1st Quarter 2020 Highlights 27 • Quarterly earnings of $18.2 million, EPS of $1.75, ROAA of 1.64%, and ROATCE of 20.0% • Originated $145 million of loans during the quarter for over 1,900 business customers through the latest round of the Paycheck Protection Program • Fourth straight quarter of more than $7.0 million in mortgage revenues • Balance sheet remained bloated with $736 million of cash & equivalents (16% of assets) due largely to continued PPP funding and fiscal stimulus payments during the quarter • Net interest margin remained stable at 3.31% during the quarter (from 3.29% the prior linked quarter), but remains depressed due to large cash portfolio. Non-PPP loan yields continue to feel pressure due to historically low interest rates. • Interest costs continue to trend downward, with the cost of interest bearing liabilities decreasing to 0.47% from 0.58% in the prior quarter • Underlying asset quality remains fundamentally strong despite economic headwinds o Nonperforming assets remain near historical lows at 0.28% of total assets o Net charge-offs of 0.01% of average loans for the first three months of 2021 • Reported tangible common equity to tangible assets of 8.60% (due to PPP and balance sheet bloat). Total Risk-Based Capital Ratio continues to build at 13.4% • Acquisition of Mackinac Financial Corporation announced on April 12, 2021 • Acquisition of County Bancorp, Inc. announced on June 22, 2021

28 3 Securities, Loan & Deposit Portfolios

29 *Source: SEC reports & Internal company reports as of March 31, 2021. Excludes pending acquisitions (1) Does not include brokered CDs Liquidity Position at the Bank Securities Portfolio Available Unused Liquidity ($millions) FHLB Advances $185.0 Fed Funds Lines $175.0 Total Available Unused Liquidity(1) $374.6 UST securities $79.1 Municipal securities $227.7 Mortgage- backed securities $166.9 Corporate debt $84.5 $558mm Total securities: $558.2 million Cash and cash equivalents: $762.3 million Total cash & securities: $1,320.5 million

Real Estate and Rental (1-4 family), $133.1 , 6% Real Estate and Rental (Commercial), $218.4 , 10% Real Estate and Rental (Other), $238.3 , 11% Manufacturing, $295.6 , 14% Construction, $164.4 , 8%Health Care and Social Assistance, $162.5 , 8% Retail Trade, $155.4 , 7% Accommodation and Food Services , $143.3 , 7% Wholesale Trade, $127.1 , 6% Agriculture, Forestry, Fishing, and Hunting, $112.5 , 5% Other Services, $83.5 , 4% Professional, Scientific, and Technical Services, $61.7 , 3% Arts, Entertainment, and Recreation, $60.2 , 3% Transportation and Warehousing, $52.4 , 2% All other, $125.6 , 6% Diverse Loan Portfolio & Disciplined Pricing 30 (1) Source: Internal company reports as of March 31, 2021. Commercial loans include C&I, CRE, Ag, and Other Loans based on NAICS codes versus call report codes ($2.13 billion as of March 31, 2021). Does not include PPP loans or acquisitions. (2) Excluding PPP loans. 1Q21 loan yield including PPP loans was 4.80%. Fed Funds Rate as reported at quarter end by fred.stlouisfed.org The loan portfolio represents a diversity of industries across the Northern Wisconsin footprint. Loan yields, while under pressure due to sustained low rates, remain resilient due to pricing discipline Commercial Loan Portfolio by Industry Type(1) Interest Rates & Floors(1) Commercial loans ($2.13 billion) • 83% fixed / 17% variable • 89% of variable rate loans have floors, 97% of which are at their floor Retained mortgage & Consumer loans ($447 million) • 82% fixed / 18% variable • 99% of variable rate loans have floors, 95% of which are at their floor Historical Loan Yields(2) 5.51% 5.66% 5.56% 5.33% 5.19% 4.96% 4.89% 4.71% 4.57% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 1Q'19 2Q'19 3Q'19 4Q'19 1Q'20 2Q'20 3Q'20 4Q'40 1Q'21 Loan Yield Effective Fed Funds Rate

Const & Land 4.9% Ag 14.6% Consumer 1.0% Residential RE 16.8% Commercial RE - Owner Occ 16.4% Commercial RE - Investment 18.9% C&I 27.4% Const & Land 1.3% Ag 60.0% Residential RE 3.7% Commercial RE - Owner Occ 8.4% Commercial RE - Investment 14.8% C&I 11.7% Noninterest Bearing 12.7% MMA & Interest-bearing demand 44.3% Savings 0.8% Brokered 16.9% Customer CDs 25.4% Noninterest Bearing 32.1% MMA & Interest-bearing demand 39.0% Savings 13.7% Brokered 5.3% Customer CDs 9.9% Const & Land 5.8% Ag 2.8% Consumer 1.2% Residential RE 20.2% Commercial RE - Owner Occ 18.5% Commercial RE - Investment 19.9% C&I 31.5% Noninterest Bearing 28.7% MMA & Interest-bearing demand 39.9% Savings 11.4% Brokered 7.3% Customer CDs 12.6% A Leading Business Bank in its Markets 31 Nicolet - $3.9B Combined - $4.9BCounty - $1.0B Lo an P o rt fo lio Nicolet - $5.2B Combined - $6.3BCounty - $1.1B D e p o si t P o rt fo lio MRQ Cost = 0.30% MRQ Yield = 4.92% MRQ Yield = 4.64% MRQ Cost = 0.78% Combined MRQ Yield = 4.86% Combined MRQ Cost = 0.38% Source: S&P Global and internal company reports as of March 31, 2021 Note: Nicolet pro forma with Mackinac Financial Corporation, including combined MRQ loan yield and deposit costs as of March 31, 2021

32 4 Risk Management & Capital Position

0.75% 0.61% 0.61% 0.54% 1.15% 1.15% 2016 2017 2018 2019 2020 3/31/21 Nonperforming Assets / Assets Net Charge-Offs / Average Loans Reserves / Loans • Nicolet’s conservative credit culture maintained NPAs well below peers during the last financial crisis through recent periods. Periodic spikes have largely been due to acquisition activity. • Loan loss reserves as a % of loans declined sharply in periods immediately after past acquisitions closed as a direct result of purchase accounting treatment of acquired loans and no LLR carryover. 2020 increase in LLR due to the adoption of CECL during the 1Q • Net charge-offs have remained at near historical lows, despite current economic uncertainty surrounding the pandemic Conservative Credit Culture + Aggressive Asset Resolution = Strong Asset Quality Source: SEC and Company reports; S&P Global Market Intelligence. Excludes pending acquisitions 1.25% excluding PPP loans 0.97% 0.49% 0.19% 0.42% 0.29% 0.28% 2016 2017 2018 2019 2020 3/31/21 0.02% 0.08% 0.05% 0.02% 0.05% 0.01% 2016 2017 2018 2019 2020 YTD 2021 Asset Quality Metrics 33

0.08 0.05 0.02 0.05 0.01 0.13 0.11 0.09 0.08 0.02 2017 2018 2019 2020 Q1 2021 NCBS Peer Median 0.49 0.19 0.42 0.29 0.28 0.59 0.53 0.50 0.61 0.51 2017 2018 2019 2020 Q1 2021 NCBS Peer Median 0.61 0.61 0.54 1.15 1.15 1.03 0.96 0.89 1.41 1.48 2017 2018 2019 2020 Q1 2021 NCBS Peer Median 5.79 2.14 4.28 3.83 3.65 5.93 5.71 5.02 6.31 5.32 2017 2018 2019 2020 Q1 2021 NCBS Peer Median Nonperforming Assets / Assets (%) Reserves / Loans (%) Texas Ratio (%) NCOs / Avg. Loans (%) Asset Quality Exceeds Peers Sources: S&P Global Market Intelligence, FactSet Research Systems, SEC and Company reports. Excludes pending acquisitions Note: Peer group includes all major exchange-traded banks headquartered in the Midwest region with total assets between $3.0 billion and $7.5 billion; Excludes merger targets 34

10.5 10.7 11.6 11.4 12.0 9.7 2017 2018 2019 2020 3/31/21 Q1'21 Pro Forma 12.8 12.9 13.4 12.9 13.4 12.3 13.5 2017 2018 2019 2020 3/31/21 Q1'21 Pro Forma +$75mm Sub. Debt 10.0 10.4 11.9 9.0 9.3 8.0 2017 2018 2019 2020 3/31/21 Q1'21 Pro Forma Tier 1 Common Capital, $378.4 Trust Preferred Securities, $24.0 3/31/21 Regulatory Capital Profile ($M) Tier I Leverage Ratio (%) *Source: SEC reports & Internal company reports (1) Presented pro forma for recent acquisitions of Mackinac Financial Corporation (MFNC) and County Bancorp, Inc. Common Shares Repurchased Common Equity Tier I Ratio (%) Total Risk-Based Capital Ratio (%) Current Capital Position 35 $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 0 250 500 750 2016 2017 2018 2019 2020 YTD 3/31/21 C o m m o n S to ck R e p u rc h as e d ($ m ill io n s) # Sh ar e s R e p u rc h as e d ( 0 0 0 s) Shares Repurchased (bar) $ Common Stock Repurchased (line) (1) (1) (1)

*Source: SEC reports & Internal company reports Note: Assumes a $75.0mm subordinated debt raise at the BHC level, with no spread or offering expenses. Incremental gross proceeds to be risk weighted at 20%; Ratios calculated based on current phase-in schedule for Basel III • The table below illustrates the impact of a $75.0 million Tier 2 Subordinated Debt raise • No funding is down-streamed to the bank in connection with the offering • The Company remains well capitalized post-offering Pro Forma Consolidated Capital Ratios (%) C&D / Total Capital N.O.O CRE / Total Capital Strong Pro Forma Capital Ratios 36 158.7% 181.3% 164.0% 41.8% 38.0% 34.4%8.6% 9.3% 12.0% 12.7% 13.4% 7.3% 8.0% 9.7% 10.5% 12.3% 7.3% 7.9% 9.7% 10.5% 13.5% TCE / TA Leverage Ratio CET I Ratio Tier I Capital Ratio TRBC Ratio NCBS @ 3/31/21 Pro Forma for MFNC & ICBK Pro Forma for $75mm Sub. Debt

Historical Interest Coverage

		Year ended December 31,				Quarter ended March 31, (1)	
		2017	2018	2019	2020	2021	Pro Forma (2)
	Investment in Subsidiaries	$ 379,640	$ 384,839	$ 487,644	$ 513,736	$ 517,744	517,744
	Consolidated Equity	364,879	387,352	516,990	539,189	550,046	550,046
	Double Leverage Ratio	**104.0%**	**99.4%**	**94.3%**	**95.3%**	**94.1%**	**94.1%**
	Interest Coverage						
	Earnings:						
	Income from Continuing Operations before Taxes	$ 49,700	$ 54,799	$ 71,446	$ 80,945	$ 96,744	$ 96,744
	Excluded Items (3)	$ (2,020)	$ (1,204)	$ (4,250)	$ 3,800	$ -	$ -
	Income from Continuing Operations before Taxes & Non-Recurring Items	$ 47,680	$ 53,595	$ 67,196	$ 84,745	$ 96,744	$ 96,744
	(+) FHLB and other borrowings interest	748	625	608	275	184	184
	(+) Subordinated debt interest	636	636	636	532	-	-
	(+) TruPs interest	1,783	2,208	2,299	1,781	1,068	1,068
	(+) Interest attributable to $75.0mm subordinated raise	-	-	-	-	-	2,438
A	Pre-Tax Earnings (net of deposit interest expense)	$ 50,847	$ 57,064	$ 70,739	$ 87,333	$ 97,996	$ 100,434
	(+) Interest on deposits	7,686	15,420	18,966	16,641	11,688	11,688
B	Pre-Tax Earnings (including deposit interest expense)	$ 58,533	$ 72,484	$ 89,705	$ 103,974	$ 109,684	$ 112,122
	Interest Expense:						
	FHLB and other borrowings interest	$ 748	$ 625	$ 608	$ 275	$ 184	$ 184
	Subordinated debt interest	636	636	636	532	-	-
	TruPs interest	1,783	2,208	2,299	1,781	1,068	1,068
	Interest attributable to $75.0mm subordinated raise	-	-	-	-	-	2,438
C	Interest expense, excluding interest on deposits	$ 3,167	$ 3,469	$ 3,543	$ 2,588	$ 1,252	$ 3,690
	Interest on deposits	7,686	15,420	18,966	16,641	11,688	11,688
D	Interest expense, including interest on deposits	$ 10,853	$ 18,889	$ 22,509	$ 19,229	$ 12,940	$ 15,378
	Interest Coverage (excluding deposit interest expense) - A / C	**16.1x**	**16.4x**	**20.0x**	**33.7x**	**78.3x**	**27.2x**
	Interest Coverage (including deposit interest expense) - B / D	**5.4x**	**3.8x**	**4.0x**	**5.4x**	**8.5x**	**7.3x**

*Source: SEC reports & Internal company reports

(1) Annualized.

(2) Pro forma subordinate debt only. NCBS intends to hold all proceeds at the holding company. If NCBS were to downstream the proceeds (less two years of interest coverage), double leverage would increase to 106%.

(3) Excluded items represent non-recurring revenues and expenses as defined by S&P Global Market Intelligence.

Nicolet BANKSHARES, INC.

37

38 5 Appendix

MFNC Detailed Transaction Overview and Assumptions 39 (1) Deal value equals a NCBS price of $84.40 (4/9 closing price) multiplied by the exchange ratio plus $4.64 in cash consideration, and then by outstanding shares of approximately 10.7 million as of 3/31/21 (inclusive of Mackinac’s restricted stock awards), but excludes Nicolet’s existing ownership of 30,000 shares Deal Structure • Mackinac shareholders will receive 0.22x shares of Nicolet and $4.64 in cash for each share owned • Aggregate deal value of $248 million(1) • Mackinac to merge with and into Nicolet; mBank to merge with and into Nicolet National Bank Synergies • Cost Savings of 30% of Mackinac’s 2020 expense base • 100% Realized in 2022 Loan Credit Mark • Loan credit mark of 1.8% on gross loans comprised of: o 0.55% PCD mark o 0.54% non-PCD mark (accreted back through earnings over the 3 year life of loans) • Additional Day 2 CECL reserve of 0.70% of gross loans Other Assumptions • $20 million in estimated pretax deal expenses • Core deposit intangible of $4.8 million, amortized on an accelerated basis over 10 years Management & Board • Paul Tobias (Mackinac Chairman & CEO) expected to join the Boards of Directors of Nicolet Bankshares and Nicolet National Bank • Key Mackinac management to support Nicolet in ensuring a successful integration and client continuity Closing & Approvals • Anticipated close in third quarter 2021 • Subject to regulatory approvals, shareholder approvals by both Nicolet and Mackinac, and customary closing conditions

ICBK Detailed Transaction Overview and Assumptions 40 (1) Market data as of June 21, 2021. Based on approximately 6.1 million County common shares outstanding (inclusive of County’s unvested restricted stock units) as of June 17, 2021. Inclusive of approximately $3.7 million for the cash-out value of County’s stock options Transaction Structure • 0.48x shares of Nicolet OR $37.18 in cash for each share of County, subject to 80% stock / 20% consideration mix • Total transaction value of $219 million (1) • County to merge with and into Nicolet; Investors Community Bank to merge with and into Nicolet National Bank Synergies • Cost Savings of 33% of County’s non interest expense base • 75% realized in 2022 and 100% thereafter Loan Credit Mark • Total gross loan credit mark of 2.02%, or $19.5 million on net loan portfolio excluding PPP loans o 0.34%, or $3.3 million, non-PCD mark (amortized into earnings over the 3 year life of loans) o 0.76%, or $7.3 million, PCD mark, recorded into ACL • Additional Day 2 CECL reserve of 0.92%, or $8.9 million; included in pro forma tangible book value at close Other Fair Value Estimates • Net fair value write-down of $10.9 million on loans (interest rate), time deposits, trust preferred and subordinated debt • Permanent balance sheet mark of $2.1 million pretax on fixed assets and OREO • Core deposit intangible of $3.2 million, amortized on an accelerated basis over 10 years Other Assumptions • $19.0 million in estimated pretax deal related expenses • Cash portion financed with new subordinated debt Management & Board • One member of County’s Board will join the Boards of Directors of Nicolet Bankshares and Nicolet National Bank • Tim Schneider (President of County) will join the senior management team of Nicolet as Senior Vice President, Agriculture Lending Manager Closing & Approvals • Anticipated close in fourth quarter 2021 • Subject to regulatory approvals, shareholder approvals by both Nicolet and County, and customary closing conditions

SUBORDINATED DEBT OFFERING INVESTOR PRESENTATION Working with Marketing on new style & color scheme throughout JUNE 2021